Exhibit 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact: Claire S. McCall (615) 367-8283
GENESCO REVISES SECOND QUARTER FISCAL 2007
SALES AND EARNINGS GUIDANCE
NASHVILLE, Tenn., July 27, 2006 — Genesco Inc. (NYSE: GCO) today announced that it currently expects to report net sales in the range of $303 million to $304 million for the second quarter ending July 29, 2006, compared to $275 million for the same period last year. The Company said that its same store sales for the quarter to date are up between 1% and 2%, with the Journeys stores up 5%, Hat World flat, the Underground Station Group down 5% and Johnston & Murphy down 2%. The Company now expects to report earnings per share of $0.20 to $0.21 for the second quarter compared to $0.27 for the corresponding period a year ago. This year’s earnings per share are expected to reflect charges of $0.04 per share related to stock-based compensation, including option expense under FAS 123R, not reflected in last year’s earnings. Genesco plans to release its second quarter earnings and host its quarterly conference call on Thursday, August 24, 2006.
     Hal N. Pennington, Genesco chairman, president and chief executive officer, commented, “Journeys’ second-quarter performance has been good, and the strength we saw in our wholesale operations in the first quarter has continued. A challenging urban market, reflected in the same store sales of Underground Station stores and the more urban-influenced of the Hat World stores, has been the primary factor leading us to temper our expectations for the quarter. We are confident about our merchandise selection for the back to school season, and early back to school indications in Journeys are encouraging.”
     This release contains forward-looking statements, including those regarding the Company’s sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include developments in the business between the date of this release and the end of the quarter and adjustments to pertinent data in the process of closing the books and preparing interim financial statements for the quarter. They also include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company’s competitors (including pricing and promotional discounts), the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,800 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Perry Ellis brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.